As filed with the Securities and Exchange Commission on February 27, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Compass, Inc.
(Exact name of registrant as specified in its charter)

Delaware	30-0751604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
110 Fifth Avenue, 4th Floor
New York, New York 10011
(Address of principal executive offices) (Zip Code)
2021 Equity Incentive Plan
2021 Employee Stock Purchase Plan
(Full title of the plan)
Robert Reffkin
Founder, Chairman and Chief Executive Officer
Compass, Inc.
110 Fifth Avenue, 4th Floor
New York, New York 10011
(Name and address of agent for service)

(646) 982-0353
(Telephone number, including area code, of agent for service)
Copies to:

Joshua Kogan, P.C. Ross Leff, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Ethan Glass Chief Legal Officer and Corporate Secretary Compass, Inc. 110 Fifth Avenue, 4th Floor New York, New York 10011 (212) 913-9058

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E
This Registration Statement on Form S-8 (“Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) to register (a) 28,175,633 additional shares of its Class A common stock, $0.00001 par value per share (“Class A Shares”) available for issuance under the Registrant’s 2021 Equity Incentive Plan (“2021 EIP”), pursuant to the provision of the 2021 EIP providing for an automatic annual increase in the number of shares reserved for issuance and (b) 5,533,902 Class A Shares available for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (“2021 ESPP”), pursuant to the provision of the 2021 ESPP providing for an automatic annual increase in the number of shares reserved for issuance.
In accordance with General Instruction E of Form S-8, and only with respect to the Class A Shares issuable under the 2021 EIP and 2021 ESPP, this Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8 filed with the Commission on April 1, 2021 (Registration No. 333-254976), March 1, 2022 (Registration No. 333-263115), March 1, 2023 (Registration No. 333-270154), February 28, 2024 (Registration No. 333-277435), February 25, 2025 (Registration No. 333-285224), and January 9, 2026 (Registration No. 333-292639, as amended on February 9, 2026 (Registration No. 333-292639), to the extent not superseded hereby.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.1+	Restated Certificate of Incorporation of the Registrant.	10-Q	001-40291	3.1	5/13/2021

4.2+	Restated Bylaws of the Registrant.	10-Q	001-40291	3.2	5/13/2021

10.1+	2021 Equity Incentive Plan and forms of award agreements thereunder.	S-1/A	333-253744	10.3	3/23/2021

10.2+	Amendment to 2021 Equity Incentive Plan of Compass, Inc.	S-8	333-292639	10.2	1/9/2026

10.3+	2021 Employee Stock Purchase Plan.	S-1/A	333-253744	10.4	3/23/2021

5.1	Opinion of Kirkland & Ellis LLP.					X

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).					X

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

107	Filing Fee Table.					X
+        Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 27, 2026.

COMPASS, INC.

By:	/s/ Robert Reffkin
Robert Reffkin
Chairman of the Board of Directors and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Reffkin, Ethan Glass and Scott Wahlers, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Robert Reffkin	Chairman of the Board of Directors and Chief Executive Officer	February 27, 2026
Robert Reffkin	(Principal Executive Officer)

/s/ Scott Wahlers	Chief Financial Officer	February 27, 2026
Scott Wahlers	(Principal Financial Officer and Principal Accounting Officer)

/s/ Allan Leinwand	Director	February 27, 2026
Allan Leinwand

/s/ Frank Martell	Director	February 27, 2026
Frank Martell

/s/ Josh McCarter	Director	February 27, 2026
Josh McCarter

/s/ Charles Phillips	Director	February 27, 2026
Charles Phillips

/s/ Steven Sordello	Director	February 27, 2026
Steven Sordello

/s/ Pamela Thomas-Graham	Director	February 27, 2026
Pamela Thomas-Graham

/s/ Dawanna Williams	Director	February 27, 2026
Dawanna Williams